Exhibit 5.1

200 Crescent Court, Suite 300

Dallas, TX 75201-6950

+1 214 746 7700 tel

+1 214 746 7777 fax

June 3, 2013

AMR Corporation

4333 Amon Carter Blvd.

Ft. Worth, Texas 76155

Ladies and Gentlemen:

We have acted as counsel to AMR Corporation, a Delaware corporation (the “Company”), in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of February 13, 2013, by and among the Company, AMR Merger Sub, Inc., a Delaware corporation, and US Airways Group, Inc., a Delaware corporation, and in connection with the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended, of up to 231,489,427 shares of common stock, par value $0.01 per share, of the Company, as reorganized (the “Shares”) to be issued in connection with the transactions contemplated by the Merger Agreement (the “Merger”). The Merger will form a principal part of the Debtors’ Joint Plan of Reorganization filed in connection with the Company’s chapter 11 cases (the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, Merger Agreement, Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of

June 3, 2013

officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares will be, upon effectiveness of the Plan, filing of the Company’s Amended and Restated Certificate of Incorporation, and issuance, duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP